Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, February 6, 2020	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

DULUTH, GA – February 6 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $2.5 billion for the fourth quarter of 2019, a decrease of approximately 3.0% compared to the fourth quarter of 2018. Reported net loss was $1.17 per share for the fourth quarter of 2019, and adjusted net income(3), excluding non-cash impairment charges, restructuring expenses and a tax gain, was $0.94 per share. These results compare to reported net income of $1.26 per share and adjusted net income, excluding restructuring expenses, debt retirement costs and a U.S. tax reform benefit, of $1.31 per share for the fourth quarter of 2018. Excluding unfavorable currency translation impacts of approximately 2.4%, net sales in the fourth quarter of 2019 decreased approximately 0.6% compared to the fourth quarter of 2018. During the fourth quarter of 2019, AGCO recorded non-cash goodwill and intangible asset impairment charges of approximately $176.6 million, or $2.33 per share, primarily related to the Company’s European grain and protein operations.

Net sales for the full year of 2019 were approximately $9.0 billion, which is a decrease of approximately 3.3% compared to 2018. Excluding unfavorable currency translation impacts of approximately 4.2%, net sales for the full year of 2019 increased approximately 0.8% compared to 2018. For the full year of 2019, reported net income was $1.63 per share, and adjusted net income(3), excluding non-cash impairment charges, restructuring expenses and certain tax charges and gains, was $4.44 per share. These results compare to reported net income of $3.58 per share and adjusted net income, excluding restructuring expenses, debt retirement costs and a U.S. tax reform benefit, of $3.89 per share for 2018.

Highlights

•	Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) 0.2%, North America 1.8%, South America (20.0)%, Asia/Pacific/Africa (“APA”) (13.3)%

•	Constant currency fourth quarter regional sales results(1)(2)(3): EME 3.0%, North America 1.6%, South America (14.6)%, APA (10.8)%

•
Fourth quarter adjusted earnings per share were negatively impacted by softer than anticipated market demand in EME, APA and South America; higher warranty expense; brand and product rationalization costs for grain and protein equipment and a higher effective tax rate

•	Warranty expense increased approximately $23 million compared to the fourth quarter of 2018 due primarily to field product improvement campaign costs to support new harvesting products

•	Grain and protein brand and product rationalization resulted in charges of approximately $7 million to reduce complexity and improve product offerings

•	Generated approximately $696 million in cash flow from operations and approximately $423 million in free cash flow(3) in 2019

•	Share repurchase program reduced outstanding shares by approximately 1.8 million during 2019

•	Full-year earnings forecast for 2020 remains in a range from $5.00 to $5.20 per share
(1) As compared to fourth quarter 2018.
(2)Excludes currency translation impact.
(3)See reconciliation of Non-GAAP measures in appendix.

“AGCO’s fourth quarter results reflect the impact of challenging market conditions, particularly in Europe and South America,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “In addition, our results were impacted by higher than anticipated new product warranty costs as well as charges associated with brand and product rationalizations within our grain and protein business. Despite the lower sales, we made solid progress with our margin improvement efforts and delivered adjusted earnings growth and strong cash flow for the full year. We remain well-positioned to continue investing in premium technology, smart farming solutions and enhanced digital capabilities for our customers in order to improve our global market position. Looking forward to 2020, we are forecasting relatively flat global market demand with further earnings improvement driven by margin development actions targeted in the areas of pricing, purchasing, factory productivity and new product development. As we enter a new decade, I am confident in our industry and AGCO’s long-term strategies to deliver growth and improved returns.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2019	Change from Prior Year Period	Change from Prior Year Period
North America(1)	(1)%	(6)%
South America	(16)%	(5)%
Western Europe(2)	(2)%	(18)%
(1) Excludes compact tractors.
(2) Based on Company estimates.

“A late harvest and lower crop production in North America were mostly offset by better production in Brazil and the European Union, keeping grain inventories relatively high and pressuring commodity prices during 2019,” continued Mr. Richenhagen. “Global industry retail sales of farm equipment in 2019 were lower across AGCO’s key markets with fourth quarter industry retail sales significantly lower than the prior year in both Europe and South America. For the full year, industry retail sales were down modestly in North America during 2019 due to a difficult growing season and concerns involving trade. The USDA is projecting 2020 farm income in the U.S. to remain challenged due to low commodity prices and uncertainty with Market Facilitation Program payments. We project North American industry tractor sales to be modestly down in 2020 compared to 2019. In Western Europe, industry demand trended progressively lower throughout 2019 due to the impact of lower wheat and milk prices and higher input costs for dairy producers. Industry sales declines across most of Western Europe were partially offset by growth in France, Finland and Spain. For 2020, EU farm income is expected to be down modestly driven primarily by lower milk prices, partially offset by more normal crop production. Based on these assumptions, we expect sentiment to remain weak and 2020 industry demand to continue to soften modestly across the European markets. Industry sales in Australia and New Zealand were down significantly in 2019 from 2018 levels to due drought conditions and will likely remain down in 2020. Fourth quarter industry retail sales in Brazil did not recover as we expected, resulting in a strong decline for the full year. Industry demand is expected to improve in Brazil in 2020. Brazilian farmers should benefit from a weaker Real and strong crop production, however, uncertainty around export demand and potential changes to the subsidized financing program are likely to temper farmer sentiment. Our long-term global view remains positive. Increasing demand for commodities, driven by the growing world population, rising emerging market protein consumption and biofuel use, are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation
North America	$540.5	$531.2	1.8%	0.1%	1.6%
South America	220.9	276.2	(20.0)%	(5.4)%	(14.6)%
EME	1,515.3	1,511.7	0.2%	(2.7)%	3.0%
APA	236.9	273.1	(13.3)%	(2.5)%	(10.8)%
Total	$2,513.6	$2,592.2	(3.0)%	(2.4)%	(0.6)%

Year Ended December 31,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation
North America	$2,191.8	$2,180.1	0.5%	(0.4)%	0.9%
South America	802.2	959.0	(16.4)%	(5.2)%	(11.1)%
EME	5,328.8	5,385.1	(1.0)%	(5.5)%	4.4%
APA	718.6	827.8	(13.2)%	(4.3)%	(8.9)%
Total	$9,041.4	$9,352.0	(3.3)%	(4.2)%	0.8%
(1) See Footnotes for additional disclosures

North America

Net sales in the North American region increased 0.9% for the full year of 2019 compared to 2018, excluding the negative impact of currency translation. Increased sales of compact tractors, combines and parts were mostly offset by lower sales of protein production equipment and utility tractors. Income from operations for the full year of 2019 improved approximately $18.5 million compared to 2018. The benefit of improved pricing and cost control initiatives contributed to operating margin improvement.

South America

AGCO’s South American net sales decreased 11.1% for the full year of 2019 compared to 2018, excluding the impact of unfavorable currency translation. The loss from operations increased approximately $29.3 million for the full year of 2019 compared to 2018. The South America results reflect low levels of industry demand and company production, as well as unfavorable cost impacts of newer product technology into our Brazilian factories.

Europe/Middle East

AGCO’s Europe/Middle East net sales increased 4.4% in the full year of 2019 compared to 2018, excluding unfavorable currency translation impacts. Sales growth in France, Germany and Italy was partially offset by declines in the United Kingdom and Eastern Europe. Income from operations increased approximately $37.1 million for the full year of 2019 compared to 2018, due to the benefit of higher sales and margin improvement resulting from pricing, improved factory productivity and a favorable sales mix.

Asia/Pacific/Africa

Asia/Pacific/Africa net sales decreased 8.9%, excluding the negative impact of currency translation, in the full year of 2019 compared to 2018. Lower sales in China, South East Asia and Africa accounted for most of the decline. Income from operations dropped approximately $6.2 million for the full year of 2019 compared to 2018, due to lower sales and production.

Outlook

AGCO’s net sales for 2020 are expected to reach approximately $9.2 billion reflecting improved sales volumes and positive pricing. Gross and operating margins are expected to improve from 2019 levels, reflecting the positive impact of pricing and cost reduction efforts. Based on these assumptions, 2020 earnings per share is targeted in a range from $5.00 to $5.20.
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AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, February 6th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. It remains unclear, how, if at all, the recent outbreak of the coronavirus will impact the agricultural industry, our suppliers, or our global operations.

•	We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO

AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$432.8	$326.1
Accounts and notes receivable, net	800.5	880.3
Inventories, net	2,078.7	1,908.7
Other current assets	417.1	422.3
Total current assets	3,729.1	3,537.4
Property, plant and equipment, net	1,416.3	1,373.1
Right-of-use lease assets	187.3	—
Investment in affiliates	380.2	400.0
Deferred tax assets	93.8	104.9
Other assets	153.0	142.4
Intangible assets, net	501.7	573.1
Goodwill	1,298.3	1,495.5
Total assets	$7,759.7	$7,626.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2.9	$72.6
Short-term borrowings	150.5	138.0
Accounts payable	914.8	865.9
Accrued expenses	1,654.2	1,522.4
Other current liabilities	162.1	167.8
Total current liabilities	2,884.5	2,766.7
Long-term debt, less current portion and debt issuance costs	1,191.8	1,275.3
Operating lease liabilities	148.6	—
Pension and postretirement health care benefits	232.1	223.2
Deferred tax liabilities	107.0	116.3
Other noncurrent liabilities	288.7	251.4
Total liabilities	4,852.7	4,632.9

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	4.7	10.2
Retained earnings	4,443.5	4,477.3
Accumulated other comprehensive loss	(1,595.2)	(1,555.4)
Total AGCO Corporation stockholders’ equity	2,853.8	2,932.9
Noncontrolling interests	53.2	60.6
Total stockholders’ equity	2,907.0	2,993.5
Total liabilities and stockholders’ equity	$7,759.7	$7,626.4
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2019	2018
Net sales	$2,513.6	$2,592.2
Cost of goods sold	2,000.1	2,053.5
Gross profit	513.5	538.7
Selling, general and administrative expenses	272.4	272.5
Engineering expenses	89.1	88.0
Impairment charges	176.6	—
Amortization of intangibles	15.5	15.5
Restructuring expenses	6.0	1.9
Bad debt expense	3.7	1.7
(Loss) income from operations	(49.8)	159.1
Interest expense, net	4.0	15.3
Other expense, net	20.1	17.1
(Loss) income before income taxes and equity in net earnings of affiliates	(73.9)	126.7
Income tax provision	25.0	37.1
(Loss) income before equity in net earnings of affiliates	(98.9)	89.6
Equity in net earnings of affiliates	9.3	8.0
Net (loss) income	(89.6)	97.6
Net loss attributable to noncontrolling interests	1.3	1.1
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(88.3)	$98.7
Net (loss) income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$(1.17)	$1.28
Diluted	$(1.17)	$1.26
Cash dividends declared and paid per common share	$0.16	$0.15
Weighted average number of common and common equivalent shares outstanding:
Basic	75.6	77.4
Diluted	75.6	78.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2019	2018
Net sales	$9,041.4	$9,352.0
Cost of goods sold	7,057.1	7,355.3
Gross profit	1,984.3	1,996.7
Selling, general and administrative expenses	1,040.3	1,069.4
Engineering expenses	343.4	355.2
Impairment charges	176.6	—
Amortization of intangibles	61.1	64.7
Restructuring expenses	9.0	12.0
Bad debt expense	5.8	6.4
Income from operations	348.1	489.0
Interest expense, net	19.9	53.8
Other expense, net	67.1	74.9
Income before income taxes and equity in net earnings of affiliates	261.1	360.3
Income tax provision	180.8	110.9
Income before equity in net earnings of affiliates	80.3	249.4
Equity in net earnings of affiliates	42.5	34.3
Net income	122.8	283.7
Net loss attributable to noncontrolling interests	2.4	1.8
Net income attributable to AGCO Corporation and subsidiaries	$125.2	$285.5
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.64	$3.62
Diluted	$1.63	$3.58
Cash dividends declared and paid per common share	$0.63	$0.60
Weighted average number of common and common equivalent shares outstanding:
Basic	76.2	78.8
Diluted	77.0	79.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$122.8	$283.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	210.9	225.2
Impairment charges	176.6	—
Amortization of intangibles	61.1	64.7
Stock compensation expense	41.3	46.3
Equity in net earnings of affiliates, net of cash received	—	(3.2)
Deferred income tax provision (benefit)	15.1	(14.7)
Loss on extinguishment of debt	—	24.5
Other	6.9	2.6
Changes in operating assets and liabilities:
Accounts and notes receivable, net	63.8	63.3
Inventories, net	(216.3)	(214.3)
Other current and noncurrent assets	(14.4)	(85.6)
Accounts payable	35.7	(24.3)
Accrued expenses	114.5	161.3
Other current and noncurrent liabilities	77.9	66.4
Total adjustments	573.1	312.2
Net cash provided by operating activities	695.9	595.9
Cash flows from investing activities:
Purchases of property, plant and equipment	(273.4)	(203.3)
Proceeds from sale of property, plant and equipment	4.9	3.2
Investment in unconsolidated affiliates	(3.1)	(5.8)
Other	—	0.4
Net cash used in investing activities	(271.6)	(205.5)
Cash flows from financing activities:
Repayments of indebtedness, net	(108.4)	(176.1)
Purchases and retirement of common stock	(130.0)	(184.3)
Payment of dividends to stockholders	(48.0)	(47.1)
Payment of minimum tax withholdings on stock compensation	(28.1)	(4.0)
Payment of debt issuance costs	(0.5)	(2.7)
Investments by noncontrolling interests, net	1.6	0.9
Net cash used in financing activities	(313.4)	(413.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4.2)	(18.7)
Increase (decrease) in cash, cash equivalents and restricted cash	106.7	(41.6)
Cash, cash equivalents and restricted cash, beginning of year	326.1	367.7
Cash, cash equivalents and restricted cash, end of year	$432.8	$326.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Cost of goods sold	$0.4	$(0.4)	$1.7	$2.3
Selling, general and administrative expenses	8.0	13.7	40.0	44.3
Total stock compensation expense	$8.4	$13.3	$41.7	$46.6

2.    GOODWILL AND OTHER INTANGIBLES IMPAIRMENT CHARGES
During the three months ended December 31, 2019, the Company recorded a non-cash impairment charge of approximately $173.6 million within “Impairment charges” in the Company’s Condensed Consolidated Statements of Operations related to goodwill associated with its grain storage and protein production system operations (“grain and protein business”) in Europe/Middle East. As part of the Company’s annual impairment evaluation of goodwill, the Company concluded that it was more likely than not that the fair value of the reporting unit was less than its carrying amount. This was primarily as a result of a review of current and recently projected market conditions and operating results of the business. The quantitative goodwill impairment analysis was performed in accordance with the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles - Goodwill and Other” and Accounting Standards Update (“ASU”) 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017 - 04”).

During the three months ended December 31, 2019, the Company also recorded a non-cash impairment charge of approximately $3.0 million within “Impairment charges” in the Company’s Condensed Consolidated Statements of Operations. The impairment charge related to certain long-lived intangible assets associated with the grain and protein business within Europe/Middle East and North America, due to the discontinuation of a certain brand name and related products and customers in accordance with ASC 360 “Impairment and Disposal of Long-Lived Assets.”

3.    RESTRUCTURING EXPENSES
From 2014 through 2019, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,890 employees for the years 2014 to 2018. The Company had approximately $7.1 million of severance and related costs accrued as of December 31, 2018. During the year ended December 31, 2019, the Company recorded an additional $6.9 million of severance and related costs associated with these rationalizations, as well as the rationalization of its grain and protein business that was initiated during the fourth quarter of 2019. The restructuring expenses recorded during 2019 related to the termination of an additional 270 employees. During 2019, the Company paid approximately $7.3 million of severance and other related costs. The $6.9 million of expenses recorded during the year end December 31, 2019 included a $1.5 million write-down of property, plant and equipment. The remaining $4.8 million of accrued severance and other related costs as of December 31, 2019, inclusive of approximately $0.4 million of negative foreign currency translation impacts, are expected to be paid primarily during 2020.

In addition, during the three months ended December 31, 2019, the Company exited and sold it’s 50% interest in its USC, LLC joint venture to its joint venture partner for approximately $5.1 million. The operations of the joint venture were part of the Company’s grain storage and protein production system operations, and the decision to sell the Company’s 50% interest was a part of its overall rationalization activities of the grain storage and protein production systems operations discussed above. The Company recorded a loss of approximately $2.1 million associated with the sale, which was reflected within “Restructuring expenses” in the Company’s Condensed Consolidated Statements of Operations.

4.    INDEBTEDNESS
Long-term debt at December 31, 2019 and 2018 consisted of the following (in millions):

	December 31, 2019	December 31, 2018
Senior term loan due 2022	$168.1	$171.5
Credit facility, expires 2023	—	114.4
1.002% Senior term loan due 2025	280.2	—
Senior term loans due between 2021 and 2028(1)	736.2	815.3
1.056% Senior term loan due 2020	—	228.7
Other long-term debt	12.5	20.6
Debt issuance costs	(2.3)	(2.6)
	1,194.7	1,347.9
Less:
Current portion of other long-term debt	(2.9)	(8.8)
Senior term loans due 2019	—	(63.8)
Total indebtedness, less current portion	$1,191.8	$1,275.3
(1) Maturity date reflected as of December 31, 2019.

As of December 31, 2019 and 2018, the Company had short-term borrowings due within one year of approximately $150.5 million and $138.0 million, respectively.

5.    INVENTORIES
Inventories at December 31, 2019 and 2018 were as follows (in millions):

	December 31, 2019	December 31, 2018
Finished goods	$780.1	$660.4
Repair and replacement parts	611.5	587.3
Work in process	213.4	217.5
Raw materials	473.7	443.5
Inventories, net	$2,078.7	$1,908.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
The Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2019 and 2018, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.6 billion and $1.4 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $12.1 million and $42.4 million, respectively, during the three months and year ended December 31, 2019. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $11.8 million and $36.0 million, respectively, during the three months and year ended December 31, 2018.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2019 and 2018, these finance joint ventures had approximately $104.3 million and $82.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
A reconciliation of net (loss) income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net (loss) income per share for the three months and years ended December 31, 2019 and 2018 is as follows (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Basic net (loss) income per share:
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(88.3)	$98.7	$125.2	$285.5
Weighted average number of common shares outstanding	75.6	77.4	76.2	78.8
Basic net (loss) income per share attributable to AGCO Corporation and subsidiaries	$(1.17)	$1.28	$1.64	$3.62
Diluted net (loss) income per share:
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(88.3)	$98.7	$125.2	$285.5
Weighted average number of common shares outstanding	75.6	77.4	76.2	78.8
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	—	1.2	0.8	0.9
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net (loss) income per share	75.6	78.6	77.0	79.7
Diluted net (loss) income per share attributable to AGCO Corporation and subsidiaries	$(1.17)	$1.26	$1.63	$3.58

The weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net loss per share above do not include the impact of dilutive stock-settled appreciation rights, performance share awards and restricted stock units for the three months ended December 31, 2019 as the impact would have been antidilutive. The number of shares excluded from the weighted average number of common shares and common share equivalents outstanding was approximately 1.1 million shares for the three months ended December 31, 2019.

8.    SEGMENT REPORTING
The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2019 and 2018 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2019
Net sales	$540.5	$220.9	$1,515.3	$236.9	$2,513.6
Income (loss) from operations	7.1	(18.2)	179.7	21.5	190.1
2018
Net sales	$531.2	$276.2	$1,511.7	$273.1	$2,592.2
Income from operations	6.2	10.6	185.0	22.7	224.5

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2019
Net sales	$2,191.8	$802.2	$5,328.8	$718.6	$9,041.4
Income (loss) from operations	121.6	(39.4)	638.2	43.4	763.8
2018
Net sales	$2,180.1	$959.0	$5,385.1	$827.8	$9,352.0
Income (loss) from operations	103.1	(10.1)	601.1	49.6	743.7

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Segment income from operations	$190.1	$224.5	$763.8	$743.7
Corporate expenses	(33.8)	(34.3)	(129.0)	(133.7)
Impairment charges	(176.6)	—	(176.6)	—
Amortization of intangibles	(15.5)	(15.5)	(61.1)	(64.7)
Stock compensation expense	(8.0)	(13.7)	(40.0)	(44.3)
Restructuring expenses	(6.0)	(1.9)	(9.0)	(12.0)
Consolidated (loss) income from operations	$(49.8)	$159.1	$348.1	$489.0

RECONCILIATION OF NON-GAAP MEASURES
This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, net sales on a constant currency basis and free cash flow, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2019 and 2018 (in millions, except per share data):

	Three Months Ended December 31,
	2019			2018
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$(49.8)	$(88.3)	$(1.17)	$159.1	$98.7	$1.26
Impairment charges(3)	176.6	176.6	2.33	—	—	—
Restructuring expenses(4)	6.0	5.8	0.08	1.9	1.4	0.02
Swiss tax reform(5)	—	(21.8)	(0.29)	—	—	—
Extinguishment of debt(6)(7)	—	—	—	—	11.7	0.15
U.S. tax reform(8)	—	—	—	—	(8.5)	(0.11)
Weighted average share impact(9)	—	—	(0.01)	—	—	—
As adjusted	$132.8	$72.2	$0.94	$161.0	$103.3	$1.31
(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) During the three months ended December 31, 2019, the Company recorded impairment charges of approximately $176.6 million related primarily to its Europe/Middle East grain and protein business.
(4) The restructuring expenses recorded during the three months ended December 31, 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain South American, U.S. and Chinese manufacturing operations and various administrative offices, as well as the rationalization of its grain and protein business. The restructuring expenses recorded during the three months ended December 31, 2018 related primarily to severance costs associated with the Company’s rationalization of certain European, South American and Chinese manufacturing operations and various administrative offices.
(5) During the three months ended December 31, 2019, the Company recognized a one-time income tax gain associated with the finalization of Swiss federal tax reform.
(6) During the three months ended December 31, 2018, the Company repurchased the remaining principal amount of approximately $114.1 million of its outstanding 5 7/8% senior notes. The repurchase resulted in a loss on extinguishment of debt of approximately $8.8 million, including associated fees, offset by approximately $1.7 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.
(7) During the three months ended December 31, 2018, the Company repaid its outstanding term loan under its former revolving credit and term loan facility. The Company recorded approximately $0.7 million associated with the write-off of deferred debt issuance costs and a loss of approximately $3.9 million from a terminated interest rate swap instrument related to the term loan.
(8) During the three months ended December 31, 2018, the Company finalized its calculations related to the December 2017 enactment of U.S. tax reform legislation and recorded a benefit of approximately $8.5 million.
(9) The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 7 above) in the “As adjusted” earnings per share calculation.

	Years Ended December 31,
	2019			2018
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$348.1	$125.2	$1.63	$489.0	$285.5	$3.58
Impairment charges(3)	176.6	176.6	2.29	—	—	—
Deferred income tax adjustment(4)	—	53.7	0.70	—	—	—
Restructuring expenses(5)	9.0	8.3	0.11	12.0	8.7	0.11
Swiss tax reform(6)	—	(21.8)	(0.28)	—	—	—
Extinguishment of debt(7)(8)	—	—	—	—	24.4	0.31
U.S. tax reform(9)	—	—	—	—	(8.5)	(0.11)
As adjusted	$533.7	$341.9	$4.44	$501.0	$310.2	$3.89
(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) During the three months ended December 31, 2019, the Company recorded impairment charges of approximately $176.6 million related primarily to its Europe/Middle East grain and protein business.
(4) During the three months ended September 30, 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.
(5) The restructuring expenses recorded during the year ended December 31, 2019 related primarily to severance and other costs associated with the Company’s rationalization of certain European, South American, U.S., Chinese and African manufacturing operations and various administrative offices, as well as the rationalization of its grain and protein business. The restructuring expenses recorded during the year ended December 31, 2018 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, South American and Chinese manufacturing operations and various administrative offices.
(6) During the three months ended December 31, 2019, the Company recognized a one-time income tax gain associated with the finalization of Swiss federal tax reform.
(7) During the year ended December 31, 2018, the Company repurchased approximately $300.0 million of its outstanding 5 7/8% senior notes. The repurchase resulted in a loss on extinguishment of debt of approximately $24.5 million, including associated fees, offset by approximately $4.7 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.
(8) During the year ended December 31, 2018 the Company repaid its outstanding term loan under its former revolving credit and term loan facility. The Company recorded approximately $0.7 million associated with the write-off of deferred debt issuance costs and a loss of approximately $3.9 million from a terminated interest rate swap instrument related to the term loan.
(9) During the year ended December 31, 2018, the Company finalized its calculations related to the December 2017 enactment of U.S. tax reform legislation and recorded a benefit of approximately $8.5 million.

The following tables set forth, for the three months and year ended December 31, 2019 and 2018, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$540.5	$531.2	1.8%	$0.6	0.1%
South America	220.9	276.2	(20.0)%	(14.9)	(5.4)%
Europe/Middle East	1,515.3	1,511.7	0.2%	(41.1)	(2.7)%
Asia/Pacific/Africa	236.9	273.1	(13.3)%	(6.8)	(2.5)%
	$2,513.6	$2,592.2	(3.0)%	$(62.2)	(2.4)%

	Years Ended December 31,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$2,191.8	$2,180.1	0.5%	$(8.5)	(0.4)%
South America	802.2	959.0	(16.4)%	(49.9)	(5.2)%
Europe/Middle East	5,328.8	5,385.1	(1.0)%	(295.0)	(5.5)%
Asia/Pacific/Africa	718.6	827.8	(13.2)%	(35.8)	(4.3)%
	$9,041.4	$9,352.0	(3.3)%	$(389.2)	(4.2)%

The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2019 and 2018 (in millions):

	2019	2018
Net cash provided by operating activities	$695.9	$595.9
Less: capital expenditures	(273.4)	(203.3)
Free cash flow	$422.5	$392.6